As filed with the Securities and Exchange Commission on December __, 1997 Registration No. _____

      SECURITIES AND EXCHANGE COMMISSION
            WASHINGTON, D.C. 20549

                   FORM S-8
            REGISTRATION STATEMENT
                     UNDER
          THE SECURITIES ACT OF 1933

            SEARS, ROEBUCK AND CO.
(Exact name of Registrant as specified in its charter)

                   New York
(State or other jurisdiction of incorporation or organization)

                  36-1750680
     (I.R.S. employer identification no.)

               3333 Beverly Road
     Hoffman Estates, Illinois  60179
                 847/286-2500
   (Address of principal executive offices)

Sears, Roebuck and Co. Deferred Compensation Plan
           (Full title of the Plan)

            Michael D. Levin, Esq.
Senior Vice President, General Counsel and Secretary
            Sears, Roebuck and Co.
               3333 Beverly Road
          Hoffman Estates, IL  60179
                (847) 286-2500
(Name and address, including zip code, and telephone number, including area code, of agent for service)

        CALCULATION OF REGISTRATION FEE

                                                                   Proposed maximum
Title of securities   Amount to be  Proposed maximum               aggregate offering    Amount of
to be registered      registered    offering price per obligation      price (2)         registration fee
Deferred Com-
pensation Ob-
ligations (1)          $25,000,000          100%                      $25,000,000           $7,576.00

(1) The Deferred Compensation Obligations are unsecured obligations of
Sears, Roebuck and Co. to pay deferred compensation in the future in accordance with the terms of the Sears, Roebuck and Co. Deferred Compensation Plan.

(2) Estimated solely for the purpose of determining the registration fee.

Pursuant to General Instruction E of Form S-8, the contents of Registration Statement No. 333-18591 (filed December 23, 1996) are incorporated by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

  The document(s) containing the information specified in Part I of Form S-8 and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

  The annual financial statements of Sears, Roebuck and Co. ("Sears") and consolidated subsidiaries incorporated by reference in this Prospectus have been audited to the extent and for the periods indicated in the reports of Deloitte & Touche LLP, independent certified public accountants, and have been incorporated herein in reliance upon the reports of such firm and upon the authority of such firm as experts in accounting and auditing. The validity of the obligations issuable under the Plan has been passed upon for Sears by Nancy K. Bellis, Esq., Assistant General Counsel, Corporate Law Department, of Sears. At November 30, 1997, Ms. Bellis owned 200 Sears common shares credited to her account in The Savings and Profit Sharing Fund of Sears Employees and had options granted under Sears employee stock plans to purchase 1,079 Sears common shares.

  With respect to the unaudited interim financial information which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Quarterly Reports on Form 10-Q for Sears and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                    PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

  The following documents filed by Sears with the Securities and Exchange Commission (the "Commission"), are incorporated in and made a part of this Prospectus by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference: (1) Sears annual report on Form 10-K for the fiscal year ended December 28, 1996, (2) Sears Quarterly Reports on Form 10-Q for the quarterly periods ended March 29, June 28 and September 27, 1997, (3) Sears Current Reports on Form 8-K dated January 7, January 23, April 10, June 3, June 5, June 11 and October 16, 1997, filed by Sears with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"), and (4) all documents (other than those portions of such documents described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the Commission) filed by Sears with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered hereunder have been sold or deregistering all securities then remaining unsold.


Item 4.   Description of Securities.

  The following description of the Deferred Compensation Obligations of Sears offered hereby (the "Obligations") is qualified by reference to the text of the Sears, Roebuck and Co. Deferred Compensation Plan (the "Plan"). Capitalized terms used in this Registration Statement and not otherwise defined herein are defined in the Plan.

  Under the Plan, Sears will provide eligible employees of Sears and its affiliates with the opportunity to defer a specified percentage of their future cash compensation. The Obligations will be unsecured general obligations of Sears to pay the compensation deferred in accordance with the terms of the Plan and will rank equally with other unsecured and unsubordinated indebtedness of Sears outstanding from time to time and payable from the general assets of Sears. Because Sears has subsidiary companies, the right of Sears, and hence the right of creditors of Sears (including participants in the Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Sears itself as a creditor may be recognized.

  The amount of compensation to be deferred by each participant (the "Deferral Account") will be determined in accordance with the Plan based on elections by the participant. Each Deferral Account generally will be payable upon termination of employment or on a date selected by the participant in accordance with the terms of the Plan. The Deferral Account will be indexed to one or more investment indices chosen by each participant from a list of such indices. Each Deferral Account will be adjusted to reflect the investment experience of the selected investment index or indices, including any appreciation or depreciation. The Obligations will be denominated and payable in United States dollars. The Plan is unfunded, and amounts credited to Deferral Accounts are part of the general funds of Sears, are subject to all the risks of Sears business, and may be deposited, invested or expended in any manner whatsoever by Sears.

  Benefits under the Plan are not subject to assignment, transfer, pledge or other encumbrance or attachment other than by operation of law. A Participant may designate persons or entities to receive any balance in his or her Deferral Account and interest thereon, payable in the event of death.


  The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participant, although the Obligations could be redeemed in case of termination of the Plan. Sears reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall reduce the amount of compensation deferred or any interest thereon up to and including the end of the month in which such action is taken. Generally, the Obligations will be paid in cash following the participant's separation from service with Sears or its affiliates except in case of hardship or an optional in-service withdrawal if elected by the participant.

  The Obligations are not convertible into another security of Sears.
The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of Sears. No trustee has been appointed having the authority to take action with respect to the Obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consents, waivers, or amendments pertaining to the Obligations, enforcing covenants, and taking action upon a default.

Item 5.  Interests of Named Experts and Counsel.

  The validity of the Obligations issuable under the Plan has been passed upon for Sears by Nancy K. Bellis, Esq., Assistant General Counsel, Law Department, of Sears.

Item 6.  Indemnification of Directors and Officers.

  The New York Business Corporation Law ("BCL") and the By-Laws of
Sears generally provide for the indemnification of any director or officer of Sears who is or is threatened to be made a party to any action because such person is or was a director or officer of Sears, or because such person served another enterprise (including the Plan) at the request of Sears, against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) in connection with such action, as limited by the BCL and the By-Laws in certain circumstances depending upon the type of conduct involved and the nature of the action.

  The BCL authorizes Sears to purchase indemnification insurance.
Sears has in effect insurance policies with total coverage of $150,000,000 (subject to a deductible) which insure directors and officers of Sears and of certain other entities against certain claims which are not indemnifiable by Sears. These insurance policies also provide for the payment by the insurer of amounts, excluding certain fines and penalties which are legally uninsurable and certain other matters, which Sears, certain other entities or their officers, directors or employees become obligated to pay by reason of any claim based upon an act or omission in the management or administration of certain employee benefit plans (including the Plan) sponsored by Sears and certain subsidiaries of Sears.


Item 7.  Exemption from Registration Claimed.

  Not applicable.

Item 8.  Exhibits.

  The exhibits to this Registration Statement are listed in the Exhibit Index on page E-1, which Exhibit Index is hereby incorporated herein by reference.

Item 9.  Undertakings.

A.The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                       SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hoffman Estates, State of Illinois, on this 24th day of December, 1997.

                              SEARS, ROEBUCK AND CO.


                        By:   /s/ MICHAEL D. LEVIN*
                              Michael D. Levin
                              Senior Vice President, General Counsel and
                              Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registrant Statement has been signed by the following persons in the capacities and on the date indicated.

     Signature                                        Title


/s/ARTHUR C. MARTINEZ*                        Director, Chairman of  the
Arthur C. Martinez                            Board of Directors and Chief
                                              Executive Officer
                                              (Principal Executive Officer)

/s/GARY L. CRITTENDEN*                        Executive Vice President and
Gary L. Crittenden                            Chief Financial Officer
                                              (Principal Financial Officer)

/s/JAMES A. BLANDA*                           Vice President and Controller
James A. Blanda                               (Principal Accounting Officer)

/s/HALL ADAMS, JR.*                            Director
Hall Adams, Jr.

/s/BRENDA C. BARNES*                           Director
Brenda C. Barnes

/s/WARREN L. BATTS*                            Director
Warren L. Batts

/s/ ALSTON D. CORRELL, JR.*                    Director
Alston D. Correll, Jr.

/s/ MICHAEL A. MILES*                          Director
Michael A. Miles

/s/RICHARD C. NOTEBAERT*                       Director
Richard C. Notebaert

/s/HUGH B. PRICE*                              Director
Hugh B. Price

PATRICK G. RYAN*                               Director
Patrick G. Ryan

/s/ CLARENCE B. ROGERS, JR.*                   Director
Clarence B. Rogers, Jr.

/s/ DONALD H. RUMSFELD*                        Director
Donald H. Rumsfeld

/s/ DOROTHY A. TERRELL*                         Director
Dorothy A. Terrell


*By:    /s/ MICHAEL D. LEVIN (Attorney-in-Fact)
        Michael D. Levin

Date:  December 24, 1997





                                             EXHIBIT INDEX

Exhibit No.                                 Description of Document

4.1                               Sears, Roebuck and Co. Deferred
                                  Compensation Plan, as amended and restated on February 4, 1997.

5.1                               Opinion of Nancy K. Bellis, Esq.

5.2                               Opinion of Mayer, Brown & Platt.

15 Acknowledgment of Deloitte & Touche LLP concerning unaudited interim financial information.

23.1                              Consent of Deloitte & Touche LLP.

23.2 Consent of Nancy K. Bellis, Esq. (included in the opinion filed as Exhibit No. 5.1).

23.3 Consent of Mayer, Brown & Platt (included in the opinion filed as Exhibit No. 5.2).

24.1 Power of Attorney of certain directors and officers of the Registrant.

24.2 Power of Attorney of principal financial officer of the Registrant.

24.3                              Power of Attorney of a director of the
                                  Registrant.